Exhibit 23.5

Barristers & Solicitors Bay Adelaide Centre 333 Bay Street, Suite 3400 Toronto, Ontario M5H 2S7 Telephone: 416.979.2211 Facsimile: 416.979.1234 goodmans.ca

October 27, 2021

United States Securities and Exchange Commission

Dear Sirs/Mesdames:

Re:	Algoma Steel Group Inc.
(the “Registrant”)

We refer to the Registrant’s registration statement on Form F-1 (the “Registration Statement”), filed on the date hereof, as the same may hereafter be amended or supplemented.

We hereby consent to the reference to our firm’s name under the headings “Legal Matters” and “Enforceability of Civil Liability” in the prospectus contained in the Registration Statement.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the U.S. Securities Act of 1933, as amended, or the rules thereunder.

Yours truly,

“Goodmans LLP”

GOODMANS LLP